UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  ☑
Filed by a Party Other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
HOUGHTON MIFFLIN HARCOURT COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On May 13, 2015, Houghton Mifflin Harcourt Company (the “Company”) announced the public offering of shares of its common stock by certain of its stockholders affiliated with Paulson & Co. Inc. (“Paulson”) and a separate, privately negotiated agreement for the Company to repurchase $150 million of common stock from such stockholders (such repurchase obligation being conditioned upon the closing of the public offering and the sale of at least 10,575,300 shares of common stock in such offering).

Effective upon the closing of the offering and the stock repurchase, the Company expects that Sheru Chowdhry, a director of the Company and employee of Paulson, will resign from the board of directors pursuant to the terms of the Company’s Amended and Restated Director Nomination Agreement with certain of its stockholders affiliated with Paulson, which requires that such resignation take effect upon Paulson ceasing to beneficially own at least 15% of the Company’s issued and outstanding common stock.